                              EMPLOYMENT AGREEMENT
                                     between
                          STARWOOD LODGING CORPORATION
                                       and
                                ERIC A. DANZIGER

         Employment Agreement dated as of June 27, 1996 between Eric A. Danziger (the "Executive") and Starwood Lodging Corporation, a Maryland corporation (the "Company"), with its principal office at 11835 West Olympic Boulevard, Suite 675, West Los Angeles, California 90064.

         WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer, and the Executive desires to accept such employment, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

                                    ARTICLE I
                                   Employment

         Section 1.01 Position; Responsibilities. The Company hereby employs the Executive as its President and Chief Executive Officer commencing on July 8, 1996 (the "Commencement Date"). The employment hereunder shall be at will and shall be terminable by either party with or without cause and with or without notice; provided, however, the Executive shall give the Company at least 30 days' advance written notice prior to any voluntary termination by the Executive without cause. The Executive shall perform such duties and services as may be assigned to him from time to time by the Board of Directors of the Company or the Management Committee of SLC Operating Limited Partnership (collectively, the "Board") or any committee of the Board.

         Section 1.02 Performance of Duties. The Executive shall duly and faithfully perform all of the duties assigned to him to the best of his abilities, and he shall devote his full time, attention and best efforts to the performance of such duties and shall not engage in any other business activities except with the prior written approval of the Board.

         Section 1.03 Representation and Warranty of Executive. The Executive hereby represents and warrants to the Company that the Executive is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment hereunder for cause.

                                   ARTICLE II
                                  Compensation

         Section 2.01 General. The Company shall compensate the Executive for all of his services under this Agreement, as set forth below.

         Section 2.02 Basic Compensation. The Executive's minimum annual salary ("Base Salary") shall be at the rate of $365,000 and shall be payable in bi-weekly or other installments in accordance with the Company's normal payment schedule for senior management. The Base Salary shall be subject to annual review commencing at the end of 1997 and at the end of each year thereafter, if the Executive is employed by the Company at that time, and may be increased (but not decreased) for subsequent years.

         Section 2.03 Incentive Compensation. In addition to the Base Salary, the Company shall pay to the Executive as incentive compensation ("Incentive Compensation") in respect of each fiscal year of the Company which ends during the time when the Executive is employed by the Company, an amount determined in accordance with any bonus or short term incentive compensation program based upon achieving specified performance criteria which may be established by the Board either for the Executive or for senior management generally; provided, however, that in no event may such Incentive Compensation in respect of any fiscal year of the Company exceed 75% of the Executive's Base Salary for that year; and provided, further, that the minimum Incentive Compensation for the Executive for 1996 shall be $150,000.

         All Incentive Compensation earned under this Section 2.03 shall be payable as soon as reasonably practicable, but in no event later than 120 days after the end of the relevant fiscal year of the Company.

         Section 2.04 Stock Options. The Option Committee of the Board has granted to the Executive, conditioned upon the commencement of his employment by the Company hereunder, a "Paired Option" under the Starwood Lodging Corporation 1995 Share Option Plan (the "Option Plan") as approved by the stockholders of the Company at a meeting held December 7, 1995, to purchase 125,000 Paired Shares of the Company and Starwood Lodging Trust, exercisable at a Purchase Price equal to the closing price per Paired Share on the New York Stock Exchange on the date of this Employment Agreement. Such option vests 33 1/3% annually on each anniversary of the Commencement Date, starting in 1997. Such option expires ten years from the Commencement Date, and is subject to all other provisions of the Option Plan; provided, however, that no contingency shall exist to vesting of the aforesaid Paired Option based on the economic performance of the Company. The Executive shall be eligible for grants in the future of additional options under the Option Plan or "Amended Option Plan" (as hereinafter defined) at the discretion of the Option Committee of the Board. Upon exercise of any option, all Paired Shares delivered pursuant thereto will be subject to resale and other restrictions as set forth in the Option Plan or Amended Option Plan, as applicable. The Board is scheduled to consider at its meeting on June 27, 1996, certain amendments to the Option Plan which are expected to provide, in addition to options to purchase Paired Shares for awards of stock appreciation rights, restricted Paired Shares,

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
bonus Paired Shares and performance shares (as so amended the Option Plan is herein referred to as the "Amended Option Plan").

         Section 2.05 Restricted Stock. The Option Committee of the Board has granted to the Executive, conditioned upon the commencement of his employment by the Company, $2,500,000 in value of restricted Paired Shares based on the trailing average three-trading- day closing price of the Paired Shares on the New York Stock Exchange immediately preceding the date of this Employment Agreement. The foregoing grant of restricted Paired Shares is not contingent upon the adoption by the Board of the Amended Option Plan; but in the event the Board adopts the Amended Option Plan, such grant shall be deemed a grant pursuant to the Amended Option Plan. The Amended Option Plan, including the provisions thereof dealing with the issuance of restricted Paired Shares, will be subject to stockholder approval at the 1996 Annual Meeting of the stockholders of the Company. The aforesaid restricted Paired Shares shall vest 33 1/3% annually on each anniversary of the Commencement Date, starting in 1997. Such restricted Paired Shares grant shall be subject to all of the terms and provisions of the Amended Option Plan in the event the Amended Option Plan is adopted by the Board; provided, however, that (i) the Executive shall be entitled to receive dividends on such Restricted Stock even though said grant shall not be fully vested (subject, however, to forfeiture (of future dividends only) in the event and to the extent that the restricted Paired Shares fail to vest in whole or in part); and (ii) no contingency shall exist to vesting of the aforesaid restricted Paired Shares based on the economic performance of the Company. The Executive shall be eligible for grants in the future of additional restricted Paired Shares under the Amended Option Plan at the discretion of the Option Committee of the Board. Restricted stock shall be subject to resale and other restrictions as set forth in the Amended Option Plan.

         Section 2.06 Performance Units. Subject to the adoption of the Amended Option Plan by the Board, and effective on the Commencement Date, the Option Committee of the Board has granted to the Executive 40,000 Performance Shares ("Performance Units") pursuant to the Amended Option Plan. The Amended Option Plan, including the provisions thereof dealing with the issuance of Performance Units, will be subject to stockholder approval at the 1996 Annual Meeting of the stockholders of the Company. Such Performance Units grant and any subsequent grant shall be subject to all of the terms and provisions of the Amended Option Plan. The Executive shall be eligible for grants in the future of additional Performance Units under the Amended Option Plan at the discretion of the appropriate Committee of the Board. Any Paired Shares issued pursuant to Performance Units shall be subject to resale and other restrictions as set forth in the Amended Option Plan. The Company reserves the right to deliver cash in lieu of Paired Shares pursuant to the Performance Unit program. In connection with the aforesaid grant of 40,000 Performance Units:

                  (i) The performance criteria and other contingencies associated with the Executive's participation in the Performance Unit program shall be the same as those generally applicable to other senior executives of the Company except as otherwise expressly set forth in this Employment Agreement;


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
                  (ii) The Reference Period for the initial grant of 40,000 Performance Units shall be from January 1, 1996 through December 31, 2000. In the event that, during said Reference Period, the Executive's employment is terminated by the Executive (without cause against the Company) or by the Company with cause against the Executive, then the Board may require Executive to forfeit any interest in the Performance Unit program, including, but without limitation, in the aforesaid 40,000 Performance Units;

                  (iii) "Applicable Percentage" as to Executive in respect of the aforesaid 40,000 Performance Units shall be (1) 10% in 1996, (2) 25% in 1997, (3) 45% in 1998, (4) 70% in 1999 and (5) 100% in 2000;

                  (iv) In the event that Executive's employment is terminated by the Company without cause or by the Executive with cause against the Company, then the Applicable Percentage at the time of termination of said 40,000 Performance Units shall vest (with any remainder of said 40,000 Performance Units to be forfeited at the discretion of the Board) and the Reference Period for determining the number of Paired Shares, if any, to be issued in exchange for the vested Performance Units shall be from January 1, 1996 through such date of termination or through December 31, 2000 (if December 31, 2000 shall occur prior to such termination); and

                  (v) Subject to review and modification by the Board or the appropriate Committee from time to time, the Company has established that up to 50% of the maximum potential Paired Shares to be awarded pursuant to the Performance Unit Program (i.e., 140,000 Paired Shares in respect of the Executive's initial 40,000 Performance Units grant) shall be granted based on the Company's and Starwood Lodging Trust's achieving or exceeding their combined funds from operation ("FFO") targets for each fiscal year of the Company ending during the Reference Period and that the remaining maximum potential Paired Shares to be awarded shall be granted based on the Company and Starwood Lodging Trust's achieving, on a combined basis, the following percentile rankings to their combined competitive set (as established and modified by the Board or the appropriate Committee from time to time) during the applicable Reference Period:

         Total Shareholder Return                    Paired Shares per Performance Unit to Vest


A.       95th percentile or better                                              7.0
B.       85th percentile or better,
         but less than A.                                                       6.0
C.       80th percentile or better,
         but less than B.                                                       5.0
D.       75th percentile or better,
         but less than C.                                                       3.0
E.       60th percentile or better,
         but less than D.                                                       2.0
F.       50th percentile or better,
         but less than E.                                                       1.0
G.       Below 50th percentile                                                  0.0


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
The performance criteria respecting the 40,000 Performance Units referenced above in this Section 2.06 and in any other Performance Units which may be granted to Executive, shall be established immediately prior to the grant or at such other times as may be necessary to comply with the provisions of Section 162(m) of the Internal Revenue Code.

         Section 2.07 Proviso. All grants of restricted Paired Shares, of Performance Units and of any Paired Shares to issue from Performance Units referred to in this Employment Agreement, are subject to the approval of the Amended Option Plan by the stockholders of the Company at the 1996 Annual Meeting of Stockholders of the Company. No assurances can be given by the Company that such stockholder approval shall be obtained. In the event that such approval is not obtained, then this Employment Agreement shall continue in effect and shall be construed without regard to any grants of restricted Paired Shares, Performance Units or any Paired Shares to issue from Performance Units and no such grants or the failure thereof to have been approved by the stockholders of the Company shall be taken into account in connection with the Executive's compensation and/or severance, nor shall the Executive be entitled to any compensation in lieu of any such grants or of Paired Shares that would or might otherwise have issued as a result of such grants. However, in the event that and so long as the stockholders of the Company shall have approved the Amended Option Plan, in no event will the Executive be issued less than $2,500,000 in value of restricted Paired Shares as set forth in Section 2.05 above nor less than 40,000 Performance Units as set forth in Section 2.06 above (and the Company shall not request that any shareholder approval of Executive's aforesaid grants be made separately from shareholder approval of the Amended Option Plan generally, subject to the requirements of applicable law or the rules of the New York Stock Exchange).

         Section 2.08 Relocation Expenses. In recognition of the necessity for the Executive to relocate his residence from Dallas, Texas, where he currently resides ("Executive's Dallas Residence"), to the Company's new executive offices in Phoenix, Arizona (the "New Offices"), the Company shall reimburse the Executive for his reasonable out-of-pocket expenses for transporting his family and household furnishings and belongings from Executive's Dallas Residence to his new residence ("Executive's New Residence") in the community of the Company's New Offices. Relocation expenses will include, with respect to Executive's Dallas Residence, (i) normal escrow Costs and (ii) the actual real estate commission, up to a maximum of 6% of the selling price, and other out-of-pocket closing costs in respect of the sale of the Executive's Dallas Residence. Relocation expenses shall also include, in the event the Executive purchases Executive's New Residence prior to the sale of Executive's Dallas Residence, the cost of interest on any first Mortgage on Executive's Dallas Residence from the date of purchase of Executive's New Residence through the earlier of that date which is 180 days subsequent to the Executive's purchase of Executive's New Residence or the date as of which Executive's Dallas Residence shall have been sold; provided, however, that the aggregate amount of such first mortgage interest included in relocation expenses shall not exceed $35,400. The Company will also reimburse the Executive for out-of-pocket temporary housing expenses for the Executive and his family for up to six months respecting the Executive's employment at the New Offices; provided, however, that in no event shall the aggregate amount of such temporary housing expenses to be reimbursed by the Company exceed $30,000.

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
        In addition, in order to assist the Executive to purchase Executive's New Residence, the Company will loan the Executive the sum of up to $250,000 (the "Bridge Loan"). Upon the sale of the Executive's Dallas Residence, the Bridge Loan shall mature. The Bridge Loan will be secured by a second mortgage on the Executive's New Residence (second only to a conventional first mortgage), will be non-interest bearing prior to maturity and will mature, if not earlier, then on the first anniversary of the Commencement Date. The Bridge Loan shall be funded at closing on the Executive's New Residence. As a condition to the Company's obligation to make the Bridge Loan and to include the aforesaid first mortgage interest in relocation expenses, Executive confirms and agrees that prior to the Commencement Date, (i) Executive will list Executive's Dallas Residence for sale at a listing price that does not exceed 110% of the Executive's Dallas Residence's fair market value, and (ii) from and after the date hereof, Executive shall use his best efforts to sell Executive's Dallas Residence as expeditiously as possible.

         Section 2.09 Other Programs. The Executive shall also be entitled to participate in all employee benefit plans, including group health care plans, to take time off for vacation or illness in accordance with the Company's policy for senior management and to receive all other fringe benefits as are from time to time made generally available to the senior management of the Company.

         Section 2.10 Expense Reimbursements. The Company shall reimburse the Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures established by the Company.

         Section 2.11 Withholding. The Base Salary and all other payments to the Executive for his services to the Company shall be subject to all withholding and deductions required or permitted by federal, state or other law, including those authorized by the Executive but not otherwise required by law, including but not limited to state, federal and local income taxes, unemployment tax, Medicare, FICA and any contributions pursuant to any employee benefit program which may be adopted by the Company for the benefit of its senior executives.

                                   ARTICLE III
                            Termination of Employment

         Section 3.01 Events of Termination. As indicated in Section 1.01 above, the Executive's employment by the Company is at will. Accordingly, it may be terminated at any time by the Company or the Executive with or without cause (subject in the case of the Executive to compliance with applicable notice provisions of this Article III and Section 1.01 above). The Executive shall have the right to terminate this Agreement for cause in the event of failure by the Company to provide any of the compensation or benefits to be made available to the Executive under this Agreement, which is not cured within 30 days following written notice from the Executive to the Company.

         For all purposes of this Agreement, in the event the scope of Executive's duties and responsibilities as the President and Chief Executive Officer of the Company are, in the aggregate, materially reduced, or in the event that Executive is requested by the Board to assume duties that are inappropriate for the President and Chief Executive Officer of the Company, and, in either such event, such reduction or inappropriate assignment of duties is not cured by the Company within 30 days following written notice from the Executive to the Company of same, then at any time within 15 days subsequent to the expiration of the aforesaid 30-day period, Executive shall have the right to resign from his employment with the Company (upon 30-days prior written notice) by reason of such reduction or inappropriate assignment and such termination of employment shall be treated, for all purposes of this Agreement, as if Executive had been terminated by the Company other than for "cause"; provided, however, that (i) the foregoing shall not apply to reductions in Executive's duties due to Executive's illness or disability, and
(ii) the foregoing shall not apply to any temporary suspension of Executive's duties, in whole or in part, pending results of any Board-commissioned investigation as to any potential "cause" for termination of Executive's employment.

         The Company shall have the right to terminate for "cause" in the event of (a) a material breach of this agreement by Executive, including, but without limitation, Executive's neglect in performing his duties (which shall include without limitation any such neglect resulting from the Executive's excessive absenteeism not related to physical or mental illness), (b) any breach by Executive of his fiduciary duties under Maryland law as an officer of the Company, or (c) Executive's conviction of a felony.

         For all purposes of this agreement, "cause" shall have the applicable defined meaning as set forth above in this Section 3.01

         Section 3.02 Severance Package. In the event the Executive's employment under this Agreement is terminated under Section 3.01 above either by the Company other than for "cause" (which shall be deemed to include, without limitation, a termination due to the Executive's death or permanent disability) or by the Executive for "cause," then the Executive shall be entitled to receive the following ("Severance Package"):

         (i) an amount equal to one year's Base Salary based on the Base Salary then in effect;

         (ii) the immediate vesting of all outstanding stock options granted pursuant to Section 2.04 hereof (and, following timely exercise of any such options, the Executive shall receive title to the shares issued in respect of such options free and clear of any lien, claim or encumbrance by, through or under the Company);

         (iii) the immediate vesting of all restricted Paired Shares which may have theretofore been granted to the Executive pursuant to Section 2.05 hereof (and, following such vesting, the Executive shall enjoy title to such Paired Shares free and clear of any lien, claim or encumbrance by, through or under the Company);

         (iv) Paired Shares, if any, that are issuable in exchange for all Performance Units that shall then be vested or which shall have theretofore vested in accordance with the terms and provisions of Section 2.06 and, in particular, of paragraph (iv) of said Section 2.06 (and following the issuance of any such Paired Shares, the Executive shall enjoy title to such Paired Shares free and clear of any lien, claim or encumbrance by, through or under the Company); and

         (v) Company paid medical insurance benefits available to all other senior executives of the Company during the 12-month period subsequent to termination of employment shall be paid by the Company, and thereafter all COBRA rights available to the Executive shall be paid by the Executive, but COBRA rights shall be measured from the termination date.

         The parties agree that the foregoing shall be the Executive's sole and exclusively monetary remedy by reason of termination by the Executive for "cause" or by reason of any termination by the Company other than for "cause", it being agreed that as his actual damages would be difficult to measure or quantify and would be impracticable to determine, such amount shall constitute liquidated damages for the Executive by reason of such termination by Executive due to "cause" or by reason of any termination by the Company other than for "cause".

         No Severance Package shall be due or owing to the Executive in the event that the Company shall terminate the Executive's employment for "cause" or in the event that the Executive shall terminate his employment with the Company for reasons other than "cause". In addition, in the event that the Company shall terminate the Executive's employment for "cause" or in the event that the Executive shall terminate his employment with the Company for reasons other than "cause", then all unvested options or unvested restricted Paired Shares then held by Executive, as well as all Performance Units then held by Executive, shall be automatically forfeited (subject, however, to any contrary determination of the Board in its sole discretion).

                                   ARTICLE IV
                    Noncompetition; Confidential Information

         Section 4.01 Other Business Ventures. In addition to the restriction from having other employment provided in Section 1.02 hereof and except as expressly contemplated by Article VI below, during the term of the Executive's employment hereunder the Executive shall not, without the prior written approval of the Board, directly or indirectly engage in, represent, be connected with or have a financial interest in any business which is or, to the best of his knowledge, is about to become competitive with the business of the Company; provided, however, that nothing herein contained shall be deemed to prohibit the Executive from being a passive investor owning up to 2% of any class of outstanding securities of any company whose stock is publicly traded.

         Section 4.02 Confidential Information. Except (i) in the course of his employment with the Company, or (ii) as he may be required pursuant to any law or court order or similar process, the Executive shall not at any time during or after the term of the Executive's employment hereunder, directly or indirectly disclose or use any confidential information or proprietary data with respect to the Company, Starwood Lodging Trust, or any of their respective subsidiaries or affiliates that is not otherwise in the public domain. In the event of any dispute between the Executive and the Company or between the Executive or the Company and others, the Executive shall cooperate with the Company as to redaction or other protective measures with respect to any unnecessary public disclosure of any such confidential information or proprietary data.

         Section 4.03 Inducing of Company Employees. During the term of the Executive's employment hereunder, the Executive shall not, except in the course of the performance of his duties hereunder or with the prior approval of the Board, in any way directly or indirectly induce or attempt to induce or otherwise counsel, advise or encourage any person to leave the employ of the Company. In addition, the Executive shall not, with respect to any person or persons who to the Executive's best knowledge was employed by the Company, Starwood Lodging Trust, or their respective subsidiaries or SLT Realty Limited Partnership or SLC Operating Limited Partnership ("Company Employee") at any time during the period commencing six months prior to such termination:

         (i) for a period of 12 months following the date on which such termination becomes effective as aforesaid, in any way directly or indirectly hire, attempt to hire, or cause to be hired any Company Employee, without the prior written approval of the Board; and

         (ii) for a period of 12 months following the date on which such termination becomes effective as aforesaid, in any way directly or indirectly induce or attempt to induce or otherwise counsel, advise or encourage any Company Employee to leave the employment of the Company, Starwood Lodging Trust or their respective subsidiaries or SLT Realty Limited Partnership or SLC Operating Limited Partnership, without the prior written approval of the Board.

                                    ARTICLE V
                                  Miscellaneous

         Section 5.01 Notices. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by registered or certified mail, return receipt requested, as follows: if to the Executive, to his address as set forth in the records of the Company, and if to the Company, to its address hereinabove set forth, or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery or such mailing thereof, as the case may be.

         Section 5.02 Assignment and Succession. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. The Executive's rights and obligations hereunder are personal and may not be assigned; provided, however that in the event of the termination of the Executive's employment due to the Executive's death or permanent disability, the Executive's legal representative shall have the right to receive the Severance Package as more particularly set forth in
Section 3.02 above.

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
         Section 5.03 Headings. The Article, Section , paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

         Section 5.04 Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or the Executive's employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, subject to the following:

                  (a) The Arbitrator shall be determined from a list of names of five impartial arbitrators (each of whom shall be a retired judge) experienced in commercial arbitration matters supplied by the American Arbitration Association (the "Association") chosen by Executive and the Company each in turn striking a name from the list until one name remains.

                  (b) The expenses of the arbitration shall be borne equally by each party; and each party shall bear its own legal fees and expenses, except that the prevailing party shall be awarded his or its reasonable attorney's fees.

                  (c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this agreement. No party shall be entitled to punitive damages, and each party waives all such rights if any.

                  (d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of the this Agreement. The Arbitrator's decision shall not go beyond what is necessary for the interpretation and application of the provision of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgement for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator's award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

                  (e) The Arbitrator shall have the authority to award any remedy or relief provided for in this Agreement, in addition to any other remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. In addition, the Arbitrator shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their continuing performance of this Agreement. The Arbitrator's written decision shall be rendered within sixty days of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgement, a judgement upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceedings between the parties.

                  (f) The arbitration shall take place in the locale of the Company's principal executive offices.

                  (g) The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

                  (h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

                  (i) The Arbitrator may, in his or her sole discretion, order a pre-hearing exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position, and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing.

                  (j) Notwithstanding the dispute resolution procedures contained in this Section 11, either party may apply to any court having jurisdiction (i) to enforce this Agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, or (iii) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 11.

         Section 5.05 Invalidity. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

         Section 5.06 Waivers. No omission or delay by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof, or the exercise of any other right, power or privilege.


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         Section 5.07 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         Section 5.08 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. No representation, promise or inducement has been made by either party hereto that is not embodied in this Agreement and neither party shall be bound by or liable for any alleged representation, promise or inducement not set forth herein. This Agreement may not be amended, except by a written instrument hereafter signed by each of the parties hereto.

         Section 5.09 Interpretation. The parties hereto acknowledge and agree that each party and its or his counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its drafting. Accordingly,
(i) the rules of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement.

         Section 5.10 Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the internal laws of the State of Arizona without reference to principles of conflict of laws.

                                   ARTICLE VI
                               SPECIAL PROVISIONS

         Section 6.01 Prior Employment. Prior to his employment by the Company, the Executive was employed by Wyndham Hotels Corporation ("Wyndham"). The Company has no desire to obtain nor to utilize any proprietary or confidential information to which the Executive may have had access in his current employment with Wyndham. The Executive shall not in the performance of his duties hereunder utilize or disclose (whether to the Company or any of its officers, employees, directors or agents) any trade secrets or other proprietary or confidential information of Wyndham to which the Executive may have had access during his employment with Wyndham. The Company agrees that it will not request the Executive to utilize or disclose any trade secrets or other proprietary or confidential information of Wyndham, including but without limitation, customer lists.

         Section 6.02 Special Company Obligations. The obligations of the Company set forth in the following paragraphs (a), (b) and (c) are herein individually and collectively referred to as the "Special Company Obligations." The Special Company Obligations shall terminate, prospectively, and be of no further prospective force or effect in the event that Executive shall terminate his employment voluntarily for any reason or in the event that the Company shall terminate the Executive's employment with "cause." In addition, in the event that, within 12 months after Executive's receipt of any benefit in respect of the Special Company Obligations, Executive shall terminate his employment voluntarily for any reason

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or in the event that the Company shall terminate the Executive's employment with
"cause," then Executive shall, within 30 days after written demand by the Company, return any such benefit received within such 12-month period (but Executive shall not be obligated to return any such benefit received prior to such 12-month period). The Special Company Obligations are as follows:

         (i) In the event that the Executive's $2,700,000 stock loan ("Existing Loan") is required to be prepaid in the context of a settlement of any and all issues which Executive may have with Wyndham that is on a basis reasonably acceptable to the Company, then the Company shall use its best efforts to cause a third party to make Executive a loan ("Replacement Loan") to refinance such Existing Loan. Any such Replacement Loan shall be secured by a first lien pledge of 168,000 shares of Wyndham and shall mature (or be renewed to mature) on the earlier of (i) the scheduled maturity date of the Existing Loan or (ii) that date which is 18 months following the date as of which Executive's Wyndham shares shall have been registered for sale under the Securities Act of 1933 as amended. The rate of interest on and other terms of such Replacement Loan shall be commercially reasonable for similar such loans provided by commercial lenders. Executive shall, in any event, use his best efforts to divest himself of at least a sufficient number of Executive's shares in Wyndham by that date which is 18 months following the date as of which Executive's Wyndham shares shall have been registered so that the value of Executive's interest in the Company and Starwood Lodging Trust thereafter exceed the value of Executive's shareholder interests in Wyndham (and, for all purposes in this subparagraph
(i), shares held for the benefit of Executive's immediate family shall be deemed to be part of Executive's shareholder interest in, as appropriate, the Company, Starwood Lodging Trust or Wyndham). In addition, as the Company would prefer not to have to use its best efforts to cause to be made the Replacement Loan, Executive shall use reasonable efforts to modify the Existing Loan, if so requested by Wyndham or in respect to a response by Wyndham for Executive's prepayment of the Existing Loan, by increasing the rate of interest thereunder to a market rate and/or agreeing to a shorter maturity for said Existing Loan.

         (ii) Executive represents and warrants to the Company that to the best of Executive's knowledge, Executive is not obligated to sell his Wyndham stock at any time at a price less than market. In consideration and in reliance on such representation, the Company agrees that in the event there currently is such an obligation, then the Company shall make Executive whole of any excess of such stock's fair market value at the time of sale over the price that Executive is obligated to accept for such stock; provided, however, that (i) in the event any such obligation exists, Executive shall use his best efforts to sell such stock to the Company or its designee at fair market value rather than to any other party (including, but without limitation, Wyndham) and (ii) in no event shall the Company be obligated to make Executive whole for the excess, if any, of the fair market value at time of sale over the fair market value of the Wyndham stock on that date which is 18 months following the date as of which Executive's Wyndham shares shall have been registered.

         (iii) Executive represents and warrants to the Company that to the best of Executive's knowledge, Executive is not obligated to accept deferred consideration on any sale of his Wyndham stock. In consideration and in reliance on such representation, the

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
Company agrees that in the event there currently is such an obligation, then the Company shall make Executive whole for any excess of (i) an amount equal to (a) such stock's fair market value at the time of sale less (b) all current consideration received at the time of sale, over (ii) the net present value of any deferred consideration on any sale of Executive's Wyndham stock. For purposes of determining the net present value of any such deferred consideration, the stream of scheduled payments comprising such deferred consideration shall be discounted to the date of sale at a discount rate equal to the average annual yield to maturity, as of the date of sale of such Wyndham stock, of U.S. Treasury obligations having maturities comparable to the maturity of such deferred consideration.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year fist above written.

                                         STARWOOD LODGING CORPORATION



                                         By:
                                            ----------------------------

                                         Name:
                                              --------------------------

                                         Its:
                                             ---------------------------



                                         -------------------------------
                                         ERIC A. DANZIGER




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